CERTIFICATE OF DESIGNATION
OF
SERIES A JUNIOR PARTICIPATING REDEEMABLE PREFERRED STOCK
OF
SIMON PROPERTY GROUP, INC.

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

                The following resolutions were duly adopted by the Board of Directors (the “Board of Directors”) of Simon Property Group, Inc., a Delaware corporation (the “Corporation”), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware:

                WHEREAS, the Corporation has entered into certain exchange agreements with Rosewood Indemnity, Ltd. and Simon Property Group, L.P. (the “Exchange Agreements”), pursuant to which the Corporation has agreed to designate a series of preferred stock of the Corporation having the powers, preferences and relative participating, optional or other special rights set forth herein and to issue the preferred stock of the Corporation so designated to the parties to such Exchange Agreements in exchange for the shares of common stock of the Corporation held by them;

                WHEREAS, the Board of Directors of the Corporation is authorized, within the limitations and restrictions stated in the Restated Certificate of Incorporation of the Corporation, as amended from time to time (the “Charter”), to provide by resolution or resolutions for the issuance of shares of preferred stock of the Corporation, in one or more series with such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such series of preferred stock as may be adopted from time to time by the Board of Directors;

                WHEREAS, the Board of Directors of the Corporation has determined that it is in the best interests of the Corporation and its stockholders to designate a new series of preferred stock of the Corporation; and

                WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of preferred stock and the number of shares constituting such series.

                NOW, THEREFORE, BE IT RESOLVED, that, pursuant to Article Four of the Charter of the Corporation (which authorizes 100,000,000 shares of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”)) and the authority conferred on the Board of Directors, the Board of Directors hereby fixes the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of a new series of Preferred Stock;

                BE IT FURTHER RESOLVED, that each share of such new series of Preferred Stock shall rank equally in all respects with each other share of such series and shall be subject to the following provisions:

Section 1. Designation and Number.  The Board of Directors hereby designates a series of preferred stock of the Corporation entitled the “Series A Junior Participating Redeemable Preferred Stock” (the “Series A Junior Participating Redeemable Preferred Stock”). The total number of Series A Junior Participating Redeemable Preferred Stock that may be issued pursuant to this Designation shall be 950,000, but such Series A Junior Participating Redeemable Preferred Stock shall only be issuable pursuant to the Exchange Agreements.

Section 2. Ranking.  The Series A Junior Participating Redeemable Preferred Stock shall, with respect to the payment of distributions of the Corporation and rights upon the dissolution, liquidation or winding-up of the Corporation, but subject to Section 3 of this Designation, rank:  (i) junior to the 8 3/8% Series J Cumulative Redeemable Preferred Stock of the Corporation and any other series of preferred stock of the Corporation (collectively, the “Senior Stock”), and (ii) pari passu with all common stock of the Corporation (“Common Stock”).

Section 3. Distributions; Liquidation Rights.  The holders of Series A Junior Participating Redeemable Preferred Stock shall be entitled to receive, on a pari passu basis, any distributions payable to holders of Common Stock, except that they shall not be entitled to receive any distribution by the Corporation of common shares of Washington Prime Group Inc. (“WPG”).

Section 4. Maturity.  The Series A Junior Participating Redeemable Preferred Stock shall be perpetual.

Section 5. Redemption.

(a) Optional Redemption.

(1) On and after the earlier to occur of (i) the date that the Corporation has effectuated the distribution (the “Distribution”) of the common shares of WPG to the holders of record of Common Stock (the “Distribution Date”) and (ii) May 31, 2014 (the “Distribution End Date”), the Corporation may, at its option, redeem at any time all (but not less than all) of the Series A Junior Participating Redeemable Preferred Stock, at the redemption rate set forth in Section 5(b).

(2) On and after the earlier to occur of (i) the Distribution Date and (ii) the Distribution End Date, each holder of Series A Junior Participating Redeemable Preferred Stock may, at their option, redeem all (but not less than all) of such holder’s Series A Junior Participating Redeemable Preferred Stock for Common Stock, at the redemption rate set forth in Section 5(b), by delivering a notice of redemption in the form set forth in Exhibit A to the Corporation, which notice shall specify the number of Series A Junior Participating Redeemable Preferred Stock held by such holder.

(b) Redemption Rate.  Upon the exercise of any redemption right set forth in Section 5, each Series A Junior Participating Redeemable Preferred Stock shall be redeemed for a number of shares of Common Stock equal to the sum of:

(x) one share of Common Stock; plus

(y) an additional number of Common Units (priced per unit at the simple arithmetic average of the daily volume average weighted price (“VWAP”) as published by Bloomberg L.P. (without regard to after-hours trading) of Corporation common stock in “ex-distribution” trading under the symbol SPG.WI on the NYSE for a period of five consecutive Trading Days ending on the date that immediately precedes the Distribution Date), with an aggregate value equal to the product of (1) the simple arithmetic average of the daily volume average weighted price (“VWAP”) as published by Bloomberg L.P. (without regard to after-hours trading) of WPG common stock in “when issued trading” on the NYSE for a period of five consecutive Trading Days ending on the date that immediately precedes the Distribution Date (or if shorter, such period of time that the common shares of WPG trade on a “when issued” basis on the NYSE prior to the Distribution Date), multiplied by (2) 0.5 (based on a distribution ratio of one WPG common share for every two shares of Corporation common stock);

provided, however, that if the Distribution has not occurred prior to the date that the redemption right is exercised, each share of Series A Junior Participating Redeemable Preferred Stock shall be redeemable for one share of Common Stock.   “Trading Day” shall mean a day on which shares of common stock of each of the Corporation and WPG are traded on the New York Stock Exchange (the “NYSE”).

(c) Except as provided in the foregoing provisions of this Section 5, the Series A Junior Participating Redeemable Preferred Stock is not convertible into or redeemable for any other property or securities of Simon Property Group, Inc., except that each share of Series A Junior Participating Redeemable Preferred Stock is convertible into Excess Stock as provided in Article Ninth of the Charter of the Corporation.

Section 6. Voting Rights.

(a) The holders of record of Series A Junior Participating Redeemable Preferred Stock shall not be entitled to any voting rights except as hereinafter provided in this Section 6, as otherwise provided in the Charter, or as otherwise required by law.

(b) The affirmative consent or approval of holders of the materially and adversely disproportionately affected outstanding Series A Junior Participating Redeemable Preferred Stock, shall be required to alter, repeal or amend any provisions of the Charter or this Certificate, whether by merger, consolidation, combination, reclassification or otherwise (an “Event”), if the amendment would materially and adversely disproportionately affect the rights, powers, or preferences of the holders of Junior Participating Redeemable Preferred Stock; provided, however, that (i) an Event will not be deemed to materially and adversely disproportionately affect such rights, powers or preferences, in each such case, where each share of Junior Participating Redeemable Preferred Stock remains outstanding without a material change to its terms and rights or is converted into or exchanged for preferred stock of the surviving entity having preferences, conversion and other rights, privileges, voting powers, restrictions, limitations and terms or conditions of redemption thereof identical in all material respects to that of a share of Junior Participating Redeemable Preferred Stock; (ii) the creation of, or increase in, the authorized number of Stock or Preferred Stock of any kind will not be deemed to materially and adversely disproportionately affect such rights, powers or preferences or (iii) the Distribution will not be deemed to materially and adversely disproportionately affect such rights, powers or preferences.

Section 7. Restrictions On Ownership.  The shares of Series A Junior Participating Redeemable Preferred Stock shall be subject to the restrictions on transfer set forth in Article Ninth of the Charter of the Corporation.  Any transfer or attempted transfer in violation of the provisions of this Section 7 shall be null and void.

EXHIBIT A

NOTICE OF REDEMPTION

(To be Executed by the Holder in Order to Redeem
Series A Junior Participating Redeemable Preferred Stock for
Common Stock of Simon Property Group, Inc.)

Date: _______________________

The undersigned hereby irrevocably elects to redeem all of the Series A Junior Participating Redeemable Preferred Stock of Simon Property Group, Inc. (the “Corporation”) that it holds into Common Stock of the Corporation in accordance with Section 5 of the Certificate of Designation establishing the terms of the Series A Junior Participating Redeemable Preferred Stock (the “Certificate of Designations”), effective as of the date written below.

Capitalized terms used but not defined herein shall have the meanings ascribed thereto in or pursuant to the Certificate of Designation.

Proposed Effective Date of Redemption: ________________________

Number of Series A Junior Participating Redeemable Preferred Stock held by holder: __________

Signature: __________________________

Name: _____________________________

.